EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated statement of operations have been prepared to assist you in your analysis of the financial effects of the sale of the Purchased Assets, and have been presented in accordance with U.S. generally accepted accounting principles. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2018 combines the historical results for Ligand for the twelve months ended December 31, 2018 and the pro forma adjustments as if the sale of the Purchased Assets had occurred on January 1, 2018. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2018 gives effect to the sale of the Purchased Assets as of such date. Our accounting for the pro forma adjustments is preliminary pending completion of several elements, including finalizing after-tax gain on the sale of the Purchased Assets. Accordingly, there may be material adjustments to the pro forma adjustments.

This pro forma financial information does not purport to represent what our actual results of operations or financial position would have been had the sale of the Purchased Assets occurred on the dates indicated nor is the information necessarily indicative of future operating results. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K. You should read our pro forma condensed consolidated financial information in conjunction with our consolidated financial statements and the related notes, our “Selected Consolidated Financial and Operating Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which all appear in our Annual Report on Form 10-K for the year ended December 31, 2018.

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018
(Unaudited, in thousands, except per share amounts)

	Historical	Pro Forma		Pro Forma
	Ligand	Adjustments
Revenues:
Royalties	$128,556	$(99,300)	(a)	$29,256
Material sales	29,123			29,123
License fees, milestones and other revenues	93,774			93,774
Total revenues	251,453	(99,300)		152,153
Operating costs and expenses:
Cost of material sales	6,337			6,337
Amortization of intangibles	15,792			15,792
Research and development	27,863			27,863
General and administrative	37,734	500	(b)	38,234
Total operating costs and expenses	87,726	500		88,226
Gain from sale of Promacta license	—	(827,000)	(c)	(827,000)
Income from operations	163,727	727,200		890,927
Other income (expenses):
Gain (loss) from Viking	50,187			50,187
Interest income	13,999			13,999
interest expense	(48,276)			(48,276)
Other income (expense), net	(6,307)			(6,307)
Total other income (expense), net	9,603	—		9,603
Income before income taxes	173,330	727,200		900,530
Income tax expense	(30,009)	(152,267)	(d)	(182,276)
Net income:	$143,321	$574,933		$718,254

Net income per common share:
Basic	$6.77			$33.94
Diluted	$5.96			29.84

Weighted average per common share:
Basic	21,160			21,160
Diluted	24,067			24,067

LIGAND PHARMACEUTICALS INCORPORATED
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018
(Unaudited, in thousands)

	Historical	Pro Forma
	Ligand	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$117,164	$827,000	(c)	$944,164
Short-term investments	601,217			601,217
Investment in Viking	46,191			46,191
Accounts receivable, net	55,850			55,850
Inventory	7,124			7,124
Derivative assets	22,576			22,576
Other current assets	20,418			20,418
Total current assets	870,540	827,000		1,697,540
Deferred income taxes, net	46,521	(46,521)	(e)	—
Intangible assets, net	219,793			219,793
Goodwill	86,646			86,646
Commercial license rights	31,460			31,460
Property and equipment, net	5,372			5,372
Other assets	471			471
Total assets	$1,260,803	$780,479		$2,041,282
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,183	$500	(b)	$4,683
Accrued liabilities	19,200			19,200
Income tax payable	—	100,558	(e)	100,558
Current contingent liabilities	5,717			5,717
Deferred revenue	3,286			3,286
Derivative liability	23,430			23,430
2019 convertible senior notes, net	26,433			26,433
Total current liabilities	82,249	101,058		183,307
2023 convertible senior notes, net	609,864			609,864
Deferred income taxes, net	—	10,693	(e)	10,693
Long-term contingent liabilities	6,825			6,825
Other long-term liabilities	951	7,222	(e)	8,173
Total liabilities	699,889	118,973		818,862
Total stockholders' equity	560,914	661,506		1,222,420
Total liabilities and stockholders' equity	$1,260,803	$780,479		$2,041,282

(a) To reflect the elimination of the Promacta license revenue during the period presented.

(b) To reflect the additional transaction costs in connection with the sale of the Purchased Assets during the period.

(c) To reflect the cash proceeds received upon the sale of the Purchased Assets.

(d) To reflect the related income tax expense in connection with the sale of the Purchased Assets.

(e) To reflect the estimated tax adjustments in connection with the sale of the Purchased Assets. The estimated after-tax gain on the sale of the Purchased Assets as if the transaction had closed on December 31, 2018 is approximately $643 million and is included in the stockholders' equity of the unaudited pro forma condensed consolidated balance sheet as of December 31, 2018. The actual gain will be determined as of March 6, 2019, the closing date, and could be materially different from this estimate.

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